UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2014 (May 16, 2014)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 12th Floor New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 19, 2014, American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), completed its acquisition of Cole Credit Property Trust, Inc., a Maryland corporation (the “Company”), pursuant to the Agreement and Plan of Merger dated as of March 17, 2014 (the “Merger Agreement”), among Parent, the Company and Desert Acquisition, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”).

As previously disclosed, pursuant to the Merger Agreement, on March 31, 2014, Merger Sub commenced a cash tender offer to purchase all of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”) (other than shares owned by Parent, any subsidiary of Parent and any wholly owned subsidiary of the Company), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 31, 2014, and the related Letter of Transmittal (together with any amendments or supplements to the foregoing, the “Offer”), at a price of $7.25 per share (the “Offer Price”), net to the seller in cash, without interest, less any applicable withholding tax. The Offer expired at 5:00 p.m., New York City time, on May 16, 2014. On May 19, 2014, Parent, through Merger Sub, accepted for payment and paid for all shares of Company Common Stock that were validly tendered in the Offer. DST Systems, Inc., the depositary for the Offer, advised Parent and Merger Sub that, as of the expiration of the Offer, a total of 7,735,068.68 shares of Company Common Stock were validly tendered and not withdrawn, representing approximately 77% of the shares of Company Common Stock outstanding.

On May 16, 2014, Parent and the Company issued a joint press release announcing the successful completion of the Offer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Immediately following the acceptance for payment and payment for the shares of Company Common Stock that were validly tendered in the Offer, Merger Sub exercised its option (the “Top-Up Option”), granted pursuant to the Merger Agreement, to purchase, at a price per share equal to the Offer Price, 13,457,874 newly issued shares of Company Common Stock (collectively, the “Top-Up Shares”). The Top-Up Shares, taken together with the shares of Company Common Stock owned, directly or indirectly, by Parent or Merger Sub immediately following the acceptance for payment and payment for the shares of Company Common Stock that were validly tendered in the Offer, constituted one share more than 90% of the outstanding shares of Company Common Stock (after giving effect to the issuance of all shares subject to the Top-Up Option), the applicable threshold required to effect a short-form merger under applicable Maryland law without stockholder approval.

Following the consummation of the Offer and the exercise of the Top-Up Option, in accordance with the Merger Agreement, Parent completed its acquisition of the Company by effecting of a short-form merger under Maryland law, pursuant to which the Company was merged with and into the Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective following the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware with an effective date of May 19, 2014 (the “Effective Time”).

At the Effective Time, each share of Company Common Stock not purchased in the Offer (other than shares held by Parent, any of its subsidiaries or any wholly owned subsidiaries of the Company, which were automatically canceled and retired and ceased to exist) was converted into the right to receive an amount, in cash and without interest, equal to the Offer Price.

Former holders of Company Common Stock will also be entitled to any accrued and unpaid dividends through the closing of the Offer.

On May 20, 2014, Parent issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Joint Press Release, dated May 16, 2014, issued by American Realty Capital Properties, Inc. and Cole Credit Property Trust, Inc.
99.2	Press Release, dated May 20, 2014, issued by American Realty Capital Properties, Inc.
99.3	Agreement and Plan of Merger, dated as of March 17, 2014, among American Realty Capital Properties, Inc., Cole Credit Property Trust, Inc. and Desert Acquisition, Inc. (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Parent on March 21, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

May 20, 2014	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and Chairman of the Board of Directors